Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Jo Meyer	J.C. Weigelt
ameyer@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Announces Preliminary Fourth Quarter Financial Results

ST. PAUL, Minn. – Jan. 13, 2014 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced preliminary revenue results for the fourth quarter ended Dec. 28, 2013. These results and preliminary 2014 goals will be referenced today in a presentation by Chairman, President and Chief Executive Officer of St. Jude Medical Daniel J. Starks, at the 32nd Annual J.P. Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of www.sjm.com, beginning at 11 a.m. PST.

The company expects to report net sales of approximately $1.422 billion for the fourth quarter of 2013, a 4 percent increase over net sales of $1.372 billion in the fourth quarter of 2012. On a currency neutral basis, net sales increased by approximately 6 percent from the fourth quarter of 2012.

Commenting on preliminary fourth quarter 2013 results, Starks said, “At the start of 2013, we talked about our plan to accelerate sales throughout the year. St. Jude Medical delivered on that plan each quarter of 2013. Sales improved from a decline in the first quarter of 2013 to growth at a mid-single digit rate in the fourth quarter of 2013. This broad-based improvement in sales growth can be attributed to encouraging market dynamics and the launch of new products in each of our businesses.”

Cardiac Rhythm Management (CRM)

Fourth quarter CRM sales were approximately $705 million, a 3 percent increase compared with the fourth quarter of 2012. Total CRM sales for the fourth quarter increased 5 percent after adjusting for the impact of foreign currency.

Of that total, implantable cardiac defibrillator (ICD) sales were $442 million in the fourth quarter, a 5 percent increase compared to the fourth quarter of 2012 on a reported and constant currency basis.

Fourth quarter pacemaker sales were $263 million, a 1 percent increase compared to the fourth quarter of 2012. On a constant currency basis, pacemaker revenue increased 4 percent.

Atrial Fibrillation (AF)

Atrial Fibrillation product sales for the fourth quarter were approximately $252 million, an increase of 5 percent over the fourth quarter of 2012. On a constant currency basis, total AF sales for the fourth quarter increased 8 percent.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $350 million for the fourth quarter of 2013, a 4 percent increase over the fourth quarter of 2012. On a constant currency basis, cardiovascular sales increased 7 percent compared to the fourth quarter of 2012.

Sales of vascular products in the fourth quarter of 2013 were $183 million, representing a 2 percent decrease from the fourth quarter of 2012. Vascular product sales increased 2 percent on a constant currency basis over the fourth quarter of 2012.

Structural heart product sales for the fourth quarter of 2013 were $167 million, a 10 percent increase over the fourth quarter of 2012. On a constant currency basis, structural heart sales increased 12 percent over the fourth quarter of 2012.

Neuromodulation

Fourth quarter sales of neuromodulation products were approximately $115 million, a 2 percent increase from the prior year on a reported and constant currency basis.

Fourth Quarter Earnings Results

St. Jude Medical now projects that its fourth quarter adjusted earnings per share will be in the range of $0.97 to $0.99, an increase of $0.02 to both the bottom and top end of our previously issued guidance range. Adjusted earnings per share for the fourth quarter excludes after-tax charges totaling approximately $0.55 per share, primarily related to ongoing restructuring actions and certain other corporate charges.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

The Company will release its fourth quarter and full-year results and provide its first quarter and full-year 2014 guidance on Jan. 22 at 6:30 a.m. CST. The press release will be followed by a conference call beginning at 7 a.m. CST. The conference call will be broadcast live on the Investor Relations section of sjm.com. St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive, epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Preliminary Fourth Quarter 2013 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	4Q13 Sales	4Q12 Sales	Reported% Change vs. 4Q12	Constant Currency % Change vs. 4Q12	Reported $ Change vs. 4Q12	Constant Currency $ Change vs. 4Q12
Total Sales	$1,422	$1,372	4%	6%	$50	$77
Worldwide Cardiac Rhythm Management	$705	$682	3%	5%	$23	$33
Worldwide ICD	$442	$422	5%	5%	$20	$23
Worldwide Pacemakers	$263	$260	1%	4%	$3	$10
Worldwide Atrial Fibrillation	$252	$239	5%	8%	$13	$20
Worldwide Cardiovascular	$350	$338	4%	7%	$12	$22
Worldwide Neuromodulation	$115	$113	2%	2%	$2	$2

2013 Earnings Guidance Reconciliation

Fourth Quarter 2013

Estimated fourth quarter 2013 diluted net earnings per share	$0.42 - $0.44
Estimated restructuring actions and other (1)	0.32
Estimated acquisition-related charges/(credits), net (2)	0.03
Estimated litigation and field action costs (3)	0.09
Estimated intangible asset impairment charges (4)	0.06
Estimated discrete income tax charges (5)	0.05
Estimated fourth quarter 2013 adjusted diluted net earnings per share (Non-GAAP)	$0.97 - $0.99

(1)

In the third quarter of 2012, the Company announced restructuring actions associated with the realignment of our product divisions and to centralize certain support functions. Related to these continuing restructuring actions across our businesses, the Company incurred charges for employee termination costs, asset write-downs, contract termination payments and other costs.

(2)	Includes transaction costs, contingent consideration fair value adjustments, and other acquisition-related costs, including a remeasurement fair value adjustment on a previously-held cost investment.
(3)	Includes litigation and other costs associated with field actions in our IESD business.
(4)	Includes intangible asset impairments related to a longer than expected timeline to U.S. regulatory approval for certain CATD product lines.
(5)	Includes discrete income tax adjustments to prior year uncertain tax positions in foreign jurisdictions.